UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2024

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

CytoDyn Inc. (the “Company”) is providing this disclosure because, as of May 28, 2024, its unregistered sales of equity securities that had not been reported previously, in the aggregate, exceeded 5% of the shares of its common stock outstanding as of March 28, 2024.

Private Placement of Common Stock and Warrants through Placement Agent

On May 3, 2024, the Company ended a private offering to accredited investors of units through a placement agent that commenced in December 2023. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. The purchase price per unit was equal to 90% of the lower of (i) the intraday volume weighted average price (“VWAP”) of the common stock as of the first closing in the offering on December 29, 2023, which was approximately $0.19 per share, and (ii) the intraday VWAP on the date of the final closing on May 3, 2024, which was approximately $0.15 per share. During the period from April 6, 2024 through May 3, 2024, the Company received binding subscription agreements in addition to those previously disclosed in reports filed with the Securities and Exchange Commission (the “SEC”), including, most recently, the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2024 (the “Third Quarter 10-Q”).

As the VWAP on May 3, 2024, was lower than the VWAP on December 29, 2023, the final purchase price per unit was fixed at $0.13 per unit. The number of units sold in the offering therefore totaled 52.6 million units. In addition, 10.1 million units were issued relating to the conversion of short-term notes on terms similar to the foregoing private placement. See Note 5 to the Third Quarter 10-Q.

The warrants issued to investors in the offering were fully exercisable upon issuance and have a five-year term and an exercise price of $0.21 per share. Other than as described above, the terms of the warrants will be substantially similar to the form of warrant filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2021.

As a fee to the placement agent in the offering, the Company agreed to pay a cash fee equal to 13% of the gross proceeds received from qualified investors. The Company also agreed to issue to the placement agent or its designees warrants with a 10-year term to purchase 15% of the total number of shares of common stock sold to qualified investors in the offering, or a total of approximately 7.9 million shares.

Also in May 2024, the Company sold approximately 1.5 million units consisting of common stock and warrants in exchange for proceeds totaling approximately $0.2 million, net of offering costs, as part of a follow-on offering with the same terms as the offering closed on May 3, 2024. The offering was made through a placement agent exclusively to accredited investors. Each unit sold included a fixed combination of one share of common stock and one warrant to purchase one share of common stock. The purchase price per unit was $0.13. The warrants issued to investors were fully exercisable and have a five-year term and an exercise price of $0.21 per share. In connection with the offering, the Company paid the placement agent a total cash fee of approximately $26.0 thousand and issued warrants to purchase a total of approximately 0.2 million shares of common stock with an exercise price of $0.13 per share and a ten-year term to the placement agent and its designees.

The Company has agreed to use commercially reasonable efforts to prepare and file with the SEC, and cause the SEC to declare effective, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of the shares and shares covered by warrants to purchase shares of common stock issued in the private placements described above.

The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder in the sale and issuance of shares and warrants in the foregoing offerings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: June 3, 2024	By	/s/ Mitchell Cohen
Mitchell Cohen
Interim Chief Financial Officer